Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces First Quarter 2019 Financial Results and Updates 2019 Guidance

- Q1 2019 Sales Revenue up 14.1% Over the Same Period in 2018 -

Goleta, California, May 7, 2019 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended March 31, 2019.

First Quarter 2019 Highlights

•	Total revenue of $90.2 million, up 14.1% over the same period in 2018
▪	Sales revenue of $84.8 million, up 15.3% over the same period in 2018
▪	Rental revenue of $5.4 million, down 1.5% from the same period in 2018
•	Total gross margin of 49.2%, compared to 47.7% in the same period in 2018
•	GAAP net income of $5.3 million, compared to a $10.8 million in the same period in 2018
•	Total units sold were 50,400, an increase of 5,000, or 11.0%, over the same period in 2018

“The first quarter of 2019 was a tough quarter for us given the decline in domestic business-to-business sales and the increased direct-to-consumer sales and marketing expenditures,” said Scott Wilkinson, Inogen President and Chief Executive Officer. “We believe there is still a large opportunity for portable oxygen concentrator adoption worldwide; however, there are patient access issues given the current reimbursement environment and the restructuring challenges that some providers are facing in converting their oxygen business to a non-delivery model. As a result, we are focused on multiple initiatives to drive sales and marketing efficiencies and build a more predictable revenue stream over time.”

First Quarter 2019 Financial Results

Total revenue for the three months ended March 31, 2019 rose 14.1% to $90.2 million from $79.1 million in the same period in 2018. Direct-to-consumer sales rose 35.9% over the same period in 2018, primarily due to an increase in the number of sales representatives and associated consumer advertising. Domestic business-to-business sales declined 7.0% from the same period in 2018, primarily due to a decline in sales to the Company’s private label partner. These sales to the Company’s private label partner declined primarily due to one large national homecare provider who had significantly reduced orders in the first quarter of 2019 as compared to the same period in 2018. Specifically, this provider accounted for revenue of $0.7 million in the first quarter of 2019, down from $9.3 million in the first quarter of 2018. Excluding this provider, demand remained strong from traditional HME customers. International business-to-business sales in the first quarter of 2019 increased 17.1% (22.3% on a constant currency basis) from the comparative period in 2018, primarily due to robust European demand. Rental revenue in the first quarter of 2019 was $5.4 million compared to $5.5 million in the first quarter of 2018, representing a decline of 1.5%, primarily due to an 11.5% decline in patients on service, partially offset by higher revenue per patient.

Total gross margin was 49.2% in the first quarter of 2019 versus 47.7% in the comparative period in 2018. Sales gross margin was 50.4% in the first quarter of 2019 versus 49.8% in the first quarter of 2018. The sales gross margin increase was primarily due to a favorable mix shift towards higher gross margin direct-to-consumer sales versus business-to-business sales and a reduction in cost of goods sold per unit compared to the first quarter of 2018. The favorable mix was partially offset by lower average selling prices in both the international business-to-business and direct-to-consumer channels, while domestic business-to-business average selling prices were flat. Rental gross margin was 30.8% in the first quarter of 2019 versus 20.0% in the first quarter of 2018. The increase in rental gross margin was primarily due to increased rental revenue per patient on service and lower depreciation expense.

Total operating expense increased to $39.6 million, or 43.8% of revenue, in the first quarter of 2019 versus $29.0 million, or 36.7% of revenue, in the first quarter of 2018.

Operating expense included research and development expense of $1.7 million in the first quarter of 2019, which was up from the $1.4 million in the comparative period in 2018, primarily due to increased product development costs. Sales and marketing expense increased to $28.2 million in the first quarter of 2019 versus $18.0 million in the comparative period in 2018, primarily due to increased advertising expenditures and increased personnel-related expenses primarily at the Company’s Cleveland facility. General and administrative expense increased to $9.7 million in the first quarter of 2019 versus $9.6 million in the comparative period in 2018, primarily due to increased personnel-related expenses, but partially offset by decreased bad debt expense, primarily due to the adoption of ASU 2018-19 that requires reclassification of rental bad debt expense to be charged to rental revenue.

Operating income for the three months ended March 31, 2019 declined 44.2% to $4.9 million, or 5.4% of revenue, down from $8.7 million, or 11.0% of revenue, in the first quarter of 2018, primarily due to higher sales and marketing expense.

In the first quarter of 2019, the Company reported an income tax expense of $0.8 million, compared to an income tax benefit of $1.1 million reported in the first quarter of 2018. Inogen’s income tax expense in the first quarter of 2019 included a $0.6 million benefit in provision for income taxes related to excess tax benefits recognized from stock-based compensation compared to a $3.3 million benefit in the first quarter of 2018. Excluding the stock-based compensation benefit, Inogen’s non-GAAP effective tax rate was 23.1% in the first quarter of 2019 versus 22.5% in the first quarter of 2018. A reconciliation of GAAP and non-GAAP measures is included in the accompanying tables attached hereto.

In the first quarter of 2019, the Company reported GAAP net income of $5.3 million compared to GAAP net income of $10.8 million in the first quarter of 2018. Earnings per diluted common share was $0.24 in the first quarter of 2019 versus $0.48 in the first quarter of 2018.

Financial Outlook for 2019

Inogen is reducing its full year 2019 total revenue guidance to $405 to $415 million, down from $430 to $440 million, representing growth of 13.1% to 15.9% versus 2018 full year results. While the Company still expects direct-to-consumer sales to be its fastest growing channel, it plans to slow the pace of hiring in 2019 and place more emphasis on sales representative productivity. Inogen still expects international business-to-business sales to have a solid growth rate, but now expects domestic business-to-business sales to have a slightly negative growth rate. Given the difficult growth comparisons Inogen faces in the domestic business-to-business channel, the restructuring challenges of some providers, and its rental plan, it expects negative growth in the domestic business-to-business channel in the second quarter of 2019 compared to the second quarter of 2018, with modest growth in the back half of 2019 compared to the back half of 2018. Due to the ongoing restructure challenges some HME providers face, the Company plans to continue to look for ways to partner with providers to drive portable oxygen concentrator adoption. Inogen now plans to slightly change its rental intake criteria to accept more new rental patient additions to increase access to patients who otherwise could not obtain a portable oxygen concentrator from their current homecare provider.  Since rental reimbursement revenue is recognized monthly compared to the mostly immediate revenue recognition of direct-to-consumer sales, the Company does not expect a meaningful rental revenue benefit from increasing its new rental setups until next year and beyond. While Inogen expects rental revenue to take time to ramp, the Company believes it can improve its close rate and lead usage by slightly changing its intake criteria on rental patients. Inogen continues to expect rental revenue to grow modestly in 2019.

The Company is reducing its full year 2019 GAAP net income guidance range to $36 to $38 million, down from $40 to $44 million, compared to 2018 GAAP net income of $51.8 million. This decrease in GAAP net income guidance range is primarily due to an estimated reduction in revenue and a decrease in estimated benefit in provision for income taxes related to excess tax benefits recognized from stock-based compensation from $4 million to $1 million, due to Inogen’s current stock price and fewer expected option exercises in 2019. When excluding the benefit from the estimated $1 million decrease in provision for income taxes expected in 2019 from stock-based compensation deductions, the Company still expects a non-GAAP effective tax rate of approximately 24% in 2019.

Inogen is reducing its full year 2019 operating income guidance range to $42 to $44 million, down from $46 to $50 million, representing growth of 10.8% to 16.1% versus 2018 full year results.

Inogen is reducing its full year 2019 Adjusted EBITDA guidance range to $66 to $68 million, down from $67 to $71 million, representing growth of 7.7% to 11.0% versus 2018 full year results.

The Company also expects net positive cash flow for 2019 with no additional equity capital required to meet its current operating plan, in spite of additional investments in rental assets.  However, the Company expects lower cash flow than in 2018 as the Company increases rental investments and expects lower cash provided by stock option exercises.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 238-8123 for domestic callers or (412) 317-5217 for international callers. Please reference Inogen (INGN) to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning May 7, 2019 at 3:30pm PT/6:30pm ET through 3:30pm PT/6:30pm ET on May 14, 2019. To access the replay, dial (877) 344-7529 or (412) 317-0088 and reference Access Code: 10131253. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; expectations for all revenue channels for full year 2019; hiring expectations; changes in the Company’s rental criteria, the anticipated impact of such changes, and the timing of realizing such impact; the expected impact of the lower decrease in provision for income taxes related to excess tax benefits recognized from stock-based compensation for full year 2019; and financial guidance for 2019, including revenue, GAAP net income, operating income, Adjusted EBITDA, net cash flow, non-GAAP effective tax rates, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three months ended March 31, 2019 and March 31, 2018. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

Matt Bacso, CFA

mbacso@inogen.net

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Consolidated Balance Sheets
(amounts in thousands)

	March 31,	December 31,
	2019	2018
Assets	(unaudited)
Current assets
Cash and cash equivalents	$190,236	$196,634
Marketable securities	49,011	43,715
Accounts receivable, net	41,525	37,041
Inventories, net	28,820	27,071
Deferred cost of revenue	346	359
Income tax receivable	2,555	2,655
Prepaid expenses and other current assets	9,263	7,108
Total current assets	321,756	314,583
Property and equipment, net	21,998	22,341
Goodwill	2,212	2,257
Intangible assets, net	3,411	3,755
Operating lease right-of-use asset	5,936	—
Deferred tax asset - noncurrent	29,296	30,130
Other assets	3,586	2,832
Total assets	$388,195	$375,898
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$24,731	$26,786
Accrued payroll	7,832	11,407
Warranty reserve - current	3,734	3,549
Operating lease liability	2,061	—
Deferred revenue - current	5,283	4,451
Income tax payable	111	392
Total current liabilities	43,752	46,585
Warranty reserve - noncurrent	6,023	5,981
Operating lease liability - noncurrent	4,920	—
Deferred revenue - noncurrent	11,379	11,844
Deferred tax liability - noncurrent	227	232
Other noncurrent liabilities	—	832
Total liabilities	66,301	65,474
Stockholders' equity
Common stock	22	22
Additional paid-in capital	255,226	249,194
Retained earnings	65,786	60,484
Accumulated other comprehensive income	860	724
Total stockholders' equity	321,894	310,424
Total liabilities and stockholders' equity	$388,195	$375,898

Consolidated Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2019	2018
Revenue
Sales revenue	$84,818	$73,584
Rental revenue	5,384	5,467
Total revenue	90,202	79,051
Cost of revenue
Cost of sales revenue	42,067	36,948
Cost of rental revenue, including depreciation of $1,705 and $2,165 for the three months ended, respectively	3,726	4,376
Total cost of revenue	45,793	41,324
Gross profit	44,409	37,727
Operating expense
Research and development	1,669	1,416
Sales and marketing	28,201	18,038
General and administrative	9,681	9,573
Total operating expense	39,551	29,027
Income from operations	4,858	8,700
Other income (expense)
Interest income	1,334	543
Other income (expense)	(120)	444
Total other income, net	1,214	987
Income before provision (benefit) for income taxes	6,072	9,687
Provision (benefit) for income taxes	770	(1,071)
Net income	$5,302	$10,758
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(137)	108
Change in net unrealized gains (losses) on foreign currency hedging	84	(249)
Less: reclassification adjustment for net (gains) losses included in net income	176	172
Total net change in unrealized gains (losses) on foreign currency hedging	260	(77)
Change in net unrealized gains (losses) on marketable securities	13	(19)
Total other comprehensive income, net of tax	136	12
Comprehensive income	$5,438	$10,770

Basic net income per share attributable to common stockholders (1)	$0.24	$0.51
Diluted net income per share attributable to common stockholders (1)	$0.24	$0.48
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	21,750,305	21,026,154
Diluted common shares	22,534,885	22,295,213

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended
	March 31,
	2019	2018
Revenue by region and category
Business-to-business domestic sales	$26,061	$28,016
Business-to-business international sales	19,803	16,906
Direct-to-consumer domestic sales	38,954	28,662
Direct-to-consumer domestic rentals	5,384	5,467
Total revenue	$90,202	$79,051
Additional financial measures
Units sold	50,400	45,400
Net rental patients as of period-end	26,200	29,600

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended
	March 31,
Non-GAAP EBITDA and Adjusted EBITDA	2019	2018
Net income	$5,302	$10,758
Non-GAAP adjustments:
Interest income	(1,334)	(543)
Provision (benefit) for income taxes	770	(1,071)
Depreciation and amortization	2,794	2,993
EBITDA (non-GAAP)	7,532	12,137
Stock-based compensation	3,586	3,381
Adjusted EBITDA (non-GAAP)	$11,118	$15,518

	Three months ended
	March 31,
Non-GAAP provision (benefit) for income taxes and effective tax rate	2019	2018
Income before provision (benefit) for income taxes	$6,072	$9,687
Provision (benefit) for income taxes	770	(1,071)
Effective tax rate	12.7%	-11.1%

Provision (benefit) for income taxes	$770	$(1,071)
Non-GAAP adjustments:
Excess tax benefits from stock-based compensation	633	3,252
Provision for income taxes (non-GAAP)	$1,403	$2,181

Income before provision for income taxes	$6,072	$9,687
Provision for income taxes (non-GAAP)	1,403	2,181
Effective tax rate (non-GAAP)	23.1%	22.5%

	Three months ended
	March 31, 2019	March 31, 2018
Non-GAAP international constant currency revenue	(using 2018 FX rates)	(using 2017 FX rates)
International revenues (GAAP)	$19,803	$16,906
Foreign exchange impact	941	(1,553)
International constant currency revenues (non-GAAP)	$20,744	$15,353

International revenue growth (GAAP)	17.1%	48.0%
International constant currency revenue growth (non-GAAP)	22.3%	34.4%